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                                                                      EXHIBIT 99



                                  NEWS RELEASE
                                  March 1, 2001

FOR IMMEDIATE RELEASE                               Contact: Michael J. Blodnick
                                                                  (406) 756-4242
                                                               James H. Strosahl
                                                                  (406) 756-4263


                              GLACIER BANCORP, INC.
                         COMPLETES WESTERFED ACQUISITION

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) announced the completion of its acquisition of WesterFed Financial Corporation as of February 28, 2001, which was approved by the shareholders of Glacier Bancorp and WesterFed at their respective meetings held on February 26, 2001.

Under the terms of the agreement, WesterFed shareholders had the opportunity to receive Glacier Bancorp stock, cash or a combination thereof, subject to election, proration and allocation procedures. Based on the average closing price of Glacier Bancorp stock during the pre-determined period established by the agreement, WesterFed shareholders will receive 1.7902 shares of Glacier Bancorp stock, or cash in the amount of $23.47 for each WesterFed share exchanged in the merger. As a result of the election, the maximum number of shares of Glacier Bancorp stock available for issuance in the merger will be issued to WesterFed shareholders in accordance with the allocation procedures under the agreement. Glacier Bancorp expects to announce the total amount of cash paid and the number of shares to be issued in the merger on March 5, 2001.

Michael J. Blodnick, President and CEO of Glacier Bancorp said, "We are very pleased the transaction is complete and we can now turn our attention to the integration of WesterFed's subsidiary, Western Security Bank. This integration process is scheduled to be completed by year end."

Western Security Bank will add 27 offices in 13 Montana communities and will increase Glacier Bancorp, Inc.'s asset base in Montana by over $900 million.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, Big Sky Western Bank, all located in Montana, and Mountain West Bank located in Idaho.